Filed Pursuant to Rule 424(b)(3)
Registration No. 333-141236

UNITS OF BENEFICIAL INTEREST

AMERICAN BAR ASSOCIATION MEMBERS / STATE STREET COLLECTIVE TRUST

Prospectus Supplement Dated January 30, 2008

to Prospectus Dated April 23, 2007

INTRODUCTION

This is a Supplement to the Prospectus dated April 23, 2007 (the “Prospectus”) for units of beneficial interest in the American Bar Association Members/State Street Collective Trust (the “Collective Trust”). This Supplement updates information in the Prospectus relating to the anticipated termination of the offering of the three portfolios of the Structured Portfolio Service.

Generally, terms not defined in this Supplement which are defined in the Prospectus have the same meanings given to such terms in the Prospectus. This Supplement should be read together with the Prospectus which either accompanies this Supplement or previously has been sent to you. Upon written or oral request, State Street Bank and Trust Company of New Hampshire (“State Street”), a subsidiary of State Street Bank and Trust Company (“State Street Bank”), will provide you with a copy of the Prospectus without charge. You can request the Prospectus from State Street by writing to the ABA Retirement Funds, Post Office Box 5142, Boston, Massachusetts 02206-5142 or by calling (800) 348-2272; or from the Web site of the American Bar Association Retirement Funds program (the “Program”) at www.abaretirement.com.

TERMINATION OF STRUCTURED PORTFOLIO SERVICE

The Prospectus states that it is anticipated that the portfolios of the Structured Portfolio Service will be terminated, and hence no longer available as Investment Options under the Program, on or about January 1, 2008. The Prospectus further states that any assets remaining in the portfolios of the Structured Portfolio Service as of the date of termination, to the extent not directed into other Investment Options by Participants, will be transferred to other Investment Options consistent with applicable law. These statements were made at a time when it was expected that certain regulatory guidance relevant to such transfers would be published by the United States Department of Labor in sufficient time to permit the termination of the portfolios of the Structured Portfolio Service by approximately year-end 2007. Such guidance, however, was not published until late November, 2007.

Accordingly, the termination of the portfolios of the Structured Portfolio Service now is anticipated to occur on or about March 28, 2008. Participants in the portfolios of the Structured Portfolio Service will be given at least thirty days’ advance written notice of the exact date of termination and will be given an opportunity to direct the transfer of their assets so invested into other Investment Options prior to such termination. Any assets not subject to a valid direction to be transferred to another Investment Option and hence remaining in the portfolios of the Structured Portfolio Service as of the date of their termination will be transferred to the Funds underlying the portfolios of the Structured Portfolio Service in accordance with such Funds’ respective weightings in such portfolios. These weightings are as follows:

Conservative Portfolio:

Stable Asset Return Fund	30%
Intermediate Bond Fund	35
Large-Cap Value Equity Fund	7
Large-Cap Growth Equity Fund	7
Index Equity Fund	14
International Equity Fund	7

Moderate Portfolio:

Stable Asset Return Fund	10%
Intermediate Bond Fund	30
Large-Cap Value Equity Fund	9
Large-Cap Growth Equity Fund	9
Index Equity Fund	23
Mid-Cap Value Equity Fund	2
Mid-Cap Growth Equity Fund	2
International Equity Fund	15

Aggressive Portfolio:

Intermediate Bond Fund	15%
Large-Cap Value Equity Fund	13
Large-Cap Growth Equity Fund	13
Index Equity Fund	30
Mid-Cap Value Equity Fund	3
Mid-Cap Growth Equity Fund	3
Small-Cap Equity Fund	3
International Equity Fund	20

The portfolios of the Structured Portfolio Service currently are rebalanced as of the end of each month to the above-described weightings. After the termination of such portfolios, no further rebalancing will occur.

Any elections to invest contributions in any of the portfolios of the Structured Portfolio Service which have not been amended or revoked by a Participant by March 20, 2008 will be allocated to such Fund or Retirement Date Fund as is designated by the Participant’s Employer as its default option in the adoption agreement pursuant to which such Employer adopted the Program or any amendment thereto.

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